EXHIBIT 1.(A)(11)(d)

          CODE OF ETHICS FOR SUBSIDIARY RELATIONSHIPS AND TRANSACTIONS




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CODE OF ETHICS FOR SUBSIDIARY RELATIONSHIPS AND TRANSACTIONS

Phoenix has adopted the following Code of Ethics to be applicable to all its relationships and transactions involving its subsidiaries. Each of its subsidiaries has also adopted this Code.

STANDARDS OF ETHICAL INTEGRITY

The business operations, corporate proceedings and fiscal and accounting records of subsidiaries shall be conducted or maintained so as to assure the separate legal and operating identities of Phoenix and any subsidiary. Nothing herein, however, shall preclude arrangements for common management or the cooperative or joint use of personnel, property, or services which are not inconsistent with the insurance law. All transactions between Phoenix and its subsidiaries shall be fair and equitable, charges or fees for services performed shall be reasonable and all expenses incurred and payments received shall be allocated on an equitable basis in conformity with customary insurance accounting practices consistently applied. The books, accounts and records of each party to all such transactions shall be maintained as to disclose clearly and accurately the nature and details of the transactions, including such accounting information as is necessary to support the reasonableness of the charges or fees to the respective parties.


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                         PHOENIX LIFE INSURANCE COMPANY
          CODE OF ETHICS FOR SUBSIDIARY RELATIONSHIPS AND TRANSACTIONS

In accordance with 11 NYCRR 81-2.2, Phoenix Life Insurance Company ("Phoenix Life") has adopted the following Code of Ethics to be applicable to all its relationships and transactions involving its subsidiaries. All terms, unless otherwise defined, shall have the meanings ascribed to them in the New York Insurance Law.

                         STANDARDS OF ETHICAL INTEGRITY
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The business operations, corporate proceedings and fiscal and accounting records of subsidiaries shall be conducted or maintained so as to assure the separate legal and operating identities of Phoenix Life and any subsidiary. Nothing herein, however, shall preclude arrangements for common management or the cooperative or joint use of personnel, property or services which are not inconsistent with the insurance law. All transactions between Phoenix Life and its subsidiaries shall be fair and equitable, charges or fees for services performed shall be reasonable and all expenses incurred and payments received shall be allocated on an equitable basis in conformity with customary insurance accounting practices consistently applied. The books, accounts and records of each party to all such transactions shall be maintained as to disclose clearly and accurately the nature and details of the transactions, including such accounting information as is necessary to support the reasonableness of the charges or fees to the respective parties.

                              CONFLICT OF INTEREST
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No director or officer of Phoenix Life or any of its subsidiaries may be pecuniarily interested, as principal, co-principal, agent or beneficiary, directly or indirectly, or through any substantial interest in any other corporation or business unit in any transaction involving a subsidiary, except to the extent permitted (i) by the insurance law and (ii) by the provisions of this Code applicable to directors and officers of any subsidiary who are not otherwise affiliated with Phoenix Life ("non-affiliated directors and officers").

Non-affiliated directors and officers may be pecuniarily interested in any transaction that is in the subsidiary's ordinary course of business provided that: (i) such transactions are usual and customary in relations between an institution and its directors or officers; (ii) such transactions do not violate any provisions of the insurance law; and (iii) the nature of the transaction and the pecuniary interest is disclosed to Phoenix Life's board of directors.

Whenever a director of Phoenix Life has a financial interest with respect to any transaction involving a subsidiary, or in any institution in which Phoenix Life has or intends to invest in or acquire, directly or indirectly, ten percent or more of the voting securities of such institution or Phoenix Life subsequently invests in or acquires additional increments of ten percent or more of such securities in such institution, the director or officer shall disclose the financial interest to the chief executive officer of Phoenix Life or his designee.


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                               PERIODIC REPORTING
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At least one a year, directors and officers of Phoenix Life and its subsidiaries shall report to the chief executive officer of Phoenix Life or his designee in such detail as is deemed necessary by the chief executive officer of Phoenix
Life or his designee. The report shall be for the purpose of disclosing information that will promote the goals of this Code of Ethics.